EXHIBIT 99.2

CONNECTICUT NATURAL GAS CORPORATION

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2011 AND 2010

(1)	For the period November 17 to December 31, 2010 (Successor), and for the period January 1 to November 16, 2010 (Predecessor).

Report of Independent Auditors

To the Shareholder and Board of Directors
of Connecticut Natural Gas Corporation:

In our opinion, the accompanying balance sheets as of December 31, 2011 and 2010 and the related statements of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 present fairly, in all material respects, the financial position of Connecticut Natural Gas Corporation (the "Company") at December 31, 2011 and 2010 and the results of its operations and its cash flows for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 29, 2012

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Report of Independent Auditors

To the Shareholder and Board of Directors
of Connecticut Natural Gas Corporation:

In our opinion, the accompanying statement of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the period from January 1, 2010 to November 16, 2010 present fairly, in all material respects, the results of operations and cash flows of Connecticut Natural Gas Corporation (the "Company") for the period from January 1, 2010 to November 16, 2010 (the "predecessor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 31, 2011

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF OPERATIONS
(In Thousands)

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010

Operating Revenues	$348,557	$64,227	$296,058

Operating Expenses
Operation
Natural gas purchased	201,683	40,180	181,030
Operation and maintenance	59,199	6,869	54,653
Depreciation and amortization	30,361	2,843	21,066
Goodwill impairment charge	-	-	90,923
Taxes - other than income taxes	20,862	3,591	18,012
Total Operating Expenses	312,105	53,483	365,684
Operating Income (Loss)	36,452	10,744	(69,626)

Other Income and (Deductions), net	1,497	137	4,478

Interest Charges, net
Interest on long-term debt	10,523	1,282	9,255
Other interest, net	775	250	1,170
	11,298	1,532	10,425
Amortization of debt expense and redemption premiums	176	21	154
Total Interest Charges, net	11,474	1,553	10,579

Income (Loss) Before Income Taxes	26,475	9,328	(75,727)

Income Taxes	7,767	3,457	4,349

Net Income (Loss)	18,708	5,871	(80,076)
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	3	49

Net Income (Loss) attributable to Connecticut Natural Gas Corporation	$18,656	$5,868	$(80,125)

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010

Net Income (Loss)	$18,708	$5,871	$(80,076)
Other Comprehensive Income (Loss)	207	17	(11)
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	3	49
Comprehensive Income (Loss)	$18,863	$5,885	$(80,136)

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CASH FLOWS
(In Thousands)

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010
Cash Flows From Operating Activities

Net Income (Loss)	$18,708	$5,871	$(80,076)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,537	2,864	21,220
Deferred income taxes	9,358	1,598	(194)
Pension expense	5,758	312	5,998
Goodwill impairment charge	-	-	90,923
Other non-cash items, net	(12,705)	(2,056)	(7,041)
Changes in:
Accounts receivable, net	12,255	(17,189)	11,263
Unbilled revenues	741	(6,961)	8,049
Prepayments	1,477	868	(565)
Natural gas in storage	(3,024)	11,746	2,967
Accounts payable	2,771	1,592	(46)
Interest accrued	(91)	726	(622)
Taxes accrued	(7,085)	5,527	16,092
Accrued liabilities	2,452	2,358	(1,094)
Other assets	(95)	(7,532)	(6,464)
Other liabilities	(20,130)	2,058	13,417
Total Adjustments	22,219	(4,089)	153,903
Net Cash provided by Operating Activities	40,927	1,782	73,827

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(24,597)	(2,053)	(18,717)
Other	48	-	3,986
Net Cash (used in) Investing Activities	(24,549)	(2,053)	(14,731)

Cash Flows from Financing Activities
Payment of common stock dividend	(60,000)	-	(11,000)
Other	(286)	(3)	(49)
Net Cash (used in) Financing Activities	(60,286)	(3)	(11,049)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(43,908)	(274)	48,047
Balance at beginning of period	49,520	49,794	1,747
Balance at end of period	$5,612	$49,520	$49,794

Cash paid during the period for:
Interest (net of amount capitalized)	$11,353	$779	$10,732
Income taxes	$4,540	$-	$(16,158)

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$1,447	$346	$37

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2011 and 2010

ASSETS
(In Thousands)

	2011	2010
Current Assets
Unrestricted cash and temporary cash investments	$5,612	$49,520
Accounts receivable less allowance of $3,300 and $3,609, respectively	41,675	53,310
Unbilled revenues	17,793	18,534
Current regulatory assets	27,910	19,192
Deferred income taxes	1,535	1,625
Natural gas in storage, at average cost	57,654	54,630
Materials and supplies, at average cost	1,904	745
Refundable taxes	3,663	-
Prepayments	3,888	5,366
Current portion of derivative assets	1,487	353
Total Current Assets	163,121	203,275

Other investments	1,872	1,920

Net Property, Plant and Equipment	422,146	418,023

Regulatory Assets (future amounts owed from customers through the ratemaking process)	132,097	135,300

Deferred Charges and Other Assets
Unamortized debt issuance expenses	1,415	1,868
Deferred income taxes	17,109	-
Goodwill	79,341	115,068
Other	563	882
Total Deferred Charges and Other Assets	98,428	117,818

Total Assets	$817,664	$876,336

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2011 and 2010

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2011	2010
Current Liabilities
Current portion of long-term debt	$8,802	$3,915
Accounts payable	44,686	40,036
Accrued liabilities	15,233	12,781
Current regulatory liabilities	3,932	10,073
Interest accrued	2,647	2,738
Taxes accrued	5,527	9,462
Total Current Liabilities	80,827	79,005

Noncurrent Liabilities
Pension accrued	53,046	60,371
Other post-retirement benefits accrued	17,264	17,515
Other	9,779	11,630
Total Noncurrent Liabilities	80,089	89,516

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	-	13,863

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	151,465	139,452

Commitments and Contingencies

Capitalization
Long-term debt	155,006	163,805

Preferred Stock
Redeemable preferred stock, noncontrolling interests	750	750

Common Stock Equity
Common stock	33,233	33,233
Paid-in capital	351,546	350,827
Retained earnings (accumulated deficit)	(35,476)	5,868
Accumulated other comprehensive income	224	17
Net Common Stock Equity	349,527	389,945

Total Capitalization	505,283	554,500

Total Liabilities and Capitalization	$817,664	$876,336

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2011 and 2010
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
(Predecessor)	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2009	10,634,436	$33,233	$335,814	$41,526	$(399)	$410,174

Net loss				(80,076)		(80,076)
Other comprehensive loss, net of tax					(11)	(11)
Payment of common stock dividend				(11,000)		(11,000)
Payment of preferred stock dividend				(49)		(49)
Balance as of November 16, 2010	10,634,436	$33,233	$335,814	$(49,599)	$(410)	$319,038

(Successor)
Balance as of November 17, 2010	10,634,436	$33,233	$350,827	$-	$-	$384,060

Net income				5,871		5,871
Other comprehensive income, net of tax					17	17
Payment of preferred stock dividend				(3)		(3)
Balance as of December 31, 2010	10,634,436	$33,233	$350,827	$5,868	$17	$389,945

Net income				18,708		18,708
Other adjustments			719			719
Other comprehensive income, net of tax					207	207
Payment of common stock dividend				(60,000)		(60,000)
Payment of preferred stock dividend				(52)		(52)
Balance as of December 31, 2011	10,634,436	$33,233	$351,546	$(35,476)	$224	$349,527

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

Connecticut Natural Gas Corporation (CNG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 161,000 customers in service areas totaling approximately 716 square miles.  The service area in Connecticut includes the greater Hartford-New Britain area and Greenwich.  The population of this area is approximately 737,000, which represents approximately 21% of the population of the State.  Of CNG’s 2011 retail revenues, 52.5% were derived from residential sales, 18.6% from commercial sales, 0.2% from industrial sales and 28.8% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

CNG is the principal operating utility of CTG Resources, Inc. (CTG), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CTG is a holding company whose sole business is ownership of its respective operating regulated gas utility.  CNG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).  CNG was acquired by UIL Holdings on November 16, 2010.

Accounting Records

The accounting records of CNG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for CNG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

CNG has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2012.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow CNG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, CNG has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  CNG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If CNG, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  CNG expects to continue to meet the criteria for

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the CNG’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

CNG’s regulatory assets and liabilities as of December 31, 2011 and 2010 included the following:

	Remaining	December 31,	December 31,
	Period	2011	2010
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$78,696	$79,895
Environmental Remediation Costs	4 to 5 years	197	265
Customer Rate Surcharge	(b)	4,795	3,959
Low Income Program	(c)	12,632	14,768
Purchased Gas	(d)	9,434	8,408
Deferred Income Taxes	(e)	23,509	5,859
Debt Premium	1 to 26 years	13,808	17,720
Unfunded Future Income Taxes	(e)	-	3,958
Other	(f)	16,936	19,660
Total regulatory assets		160,007	154,492
Less current portion of regulatory assets		27,910	19,192
Regulatory Assets, Net		$132,097	$135,300

Regulatory Liabilities:
Deferred Pension & OPEB	4 to 8 years	$8,475	$18,121
Accrued Removal Obligation	(f)	112,805	112,548
Asset Retirement Obligation	(g)	6,087	5,698
Non Firm Margin Sharing	(d)	-	8,217
Deferred Income Taxes	(e)	7,903	-
Unfunded Future Income Taxes	(e)	9,591	-
Other	(f)	10,536	4,941
Total regulatory liabilities		155,397	149,525
Less current portion of regulatory liabilities		3,932	10,073
Regulatory Liabilities, Net		$151,465	$139,452

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) Deferral of revenue received for excess refund of overearnings to be recovered over 1 - 2 years.
(c) Various hardship and payment plan programs approved for recovery.
(d) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(e) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(f) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(g) The liability will be extinguished simultaneous with the retirement of the assets and settlement of the corresponding asset retirement obligation.

Derivatives

On October 20, 2011, CNG entered into a weather insurance contract for the winter period of November 1, 2011 through April 30, 2012 in order to provide financial protection from significant weather fluctuations.  According to the

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

terms of the contract, if temperatures are warmer than normal at a prescribed level for the contract period, CNG will receive a payment, up to the maximum amount allowed under the contract of $3 million; however, if temperatures are colder than normal at a prescribed level for the contract period, CNG will make a payment of up to a maximum of $2 million.  The premium paid is amortized over the term of the contract.  The fair value of the contract is carried on the balance sheet as a derivative with changes in value recorded in the income statement as Other Income and (Deductions).  The derivative asset related to this contract totaled $1.5 million at December 31, 2011.

The fair value of the gross derivative assets as of December 31, 2011 and 2010 were as follows:

	December 31, 2011	December 31, 2010
	(In Thousands)

	Current Assets

Derivative assets, gross	$1,487	$353

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

CNG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2011 and 2010 were $112.8 million and $112.5 million, respectively.

CNG’s property, plant and equipment as of December 31, 2011 and 2010 were comprised as follows:

	2011	2010
	(In Thousands)

Gas distribution plant	$577,154	$556,580
Software	21,462	21,379
Land	1,618	1,528
Other plant	55,011	54,994
Total property, plant & equipment	655,245	634,481
Less accumulated depreciation	236,077	216,886
	419,168	417,595
Construction work in progress	2,978	428
Net property, plant & equipment	$422,146	$418,023

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2011 and 2010, CNG’s ARO, including estimated conditional AROs, was $6.8 million and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl (PCB)-contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.

Allowance for Funds Used During Construction

The Company capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2011 and 2010 were 0.46% and 0.37%, respectively.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2011 and 2010 were approximately 3.8% and 4.0%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” CNG has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, CNG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, CNG normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, CNG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  CNG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.

Goodwill

CNG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2011, the fair value of CNG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2011 that would make it more likely than not that the fair value fell below the carrying value.

As a result of the sale of CNG from Iberdrola USA, Inc. to UIL Holdings in 2010, step two of the goodwill impairment test as described above was updated by Iberdrola USA, Inc. resulting in the carrying value of CNG exceeding the purchase price (fair value).  A goodwill impairment charge of $91 million was recorded in the period from January 1 to November 16, 2010 (predecessor).

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

CNG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

CNG accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition CNG.  At December 31, 2011, CNG did not have any assets that were impaired under this standard.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010
	(In Thousands)

Carrying costs on regulatory assets	$2,014	$298	$1,485
Weather insurance contracts	(103)	(132)	2,702
Miscellaneous	(414)	(29)	291
Total	$1,497	$137	$4,478

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  CNG expects that the implementation of this guidance will not have a material impact on its financial statements.

In June 2011, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which allows entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  This guidance, which is to be applied retrospectively, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  CNG expects that the implementation of this guidance will not have an impact on its financial statements.

In September 2011, the FASB issued amendments to ASC 350 “Intangibles-Goodwill and Other” which allow an entity to assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test.  Performance of the two-step impairment test is required only if an entity determines it is more-likely-than-not that a reporting unit's fair

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

value is less than its carrying amount.  Otherwise, no further testing is required.  This guidance is effective for annual and interim goodwill tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted.  CNG will adopt this guidance in 2012 and expects that the implementation of this guidance will not have a material impact on its financial statements.

In December 2011, the FASB issued amendments to the disclosure requirements on offsetting in ASC 210 “Balance Sheet” which require an entity to disclose quantitative information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  This guidance is effective during interim and annual periods beginning after January 1, 2013 and should be applied retrospectively for all comparative periods presented CNG expects that the implementation of this guidance will not have a material impact on its financial statements.

B)  CAPITALIZATION

Common Stock

CNG had 10,634,436 shares of its common stock, $3.125 par value, outstanding as of December 31, 2011 and 2010.

Redeemable Preferred Stock of Subsidiaries, Noncontrolling Interests

The redeemable preferred stock of CNG are noncontrolling interests because they contain a feature that allows the holders to elect a majority of CNG’s board of directors if preferred stock dividends are in default in an amount equivalent to four full quarterly dividends.  Such a potential redemption-triggering event is not solely within the control of CNG.

CNG has two series of cumulative preferred stock authorized, a 6.00% series and an 8.00% series.  The par value per share and the redemption price per share for the 6.00% series are $100.00 and $110.00, respectively.  There were 4,104 shares issued and outstanding on December 31, 2011.  The par value per share for CNG’s 8.00% non-callable preferred stock is $3.125 per share.  There were 108,706 shares issued and outstanding as of December 31, 2011.

At December 31, 2011, the redeemable preferred stock, noncontrolling interest was as follows:

Subsidiary and Series	Par Value Per Share	Redemption Price Per Share	Shares Issues and Outstanding (1)	Amount (Thousands)

CNG, 6.00%	$100	$110	4,104	$410
CNG, 8.00% Noncallable	$3.125	-	108,706	340
Total			112,810	$750

(1)	At December 31, 2011, CNG had 775,609 shares of $3.125 par value preferred stock and 9,994,964 shares of $100 par value preferred stock authorized but unissued.

 CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Long-Term Debt
	December 31,
	2011	2010
	(In Thousands)
8.05% Medium Term Note, Series A, due August 1, 2012	$5,000	$5,000
6.85% Medium Term Note, Series A, due October 1, 2013	20,000	20,000
6.50% Medium Term Note, Series D, due December 15, 2013	20,000	20,000
8.12% Medium Term Note, Series B, due August 25, 2014	5,000	5,000
9.10% Medium Term Note, Series A, due November 1, 2016	10,000	10,000
8.96% Medium Term Note, Series A, due April 17, 2017	20,000	20,000
8.49% Medium Term Note, Series B, due August 29, 2024	5,000	5,000
5.63% Medium Term Note, Series C, due September 15, 2035	20,000	20,000
5.84% Medium Term Note, Series C, due October 28, 2035	25,000	25,000
6.66% Medium Term Note, Series C, due October 15, 2037	20,000	20,000

Long-Term Debt	150,000	150,000
Less: Current portion of long-term debt (1)	8,802	3,915
Plus: Unamortized premium	13,808	17,720
Net Long-Term Debt	$155,006	$163,805

(1) Includes the current portion of unamortized premium.

The fair value of CNG’s long-term debt was $178.1 million and $168.3 million as of December 31, 2011 and 2010, respectively, which was estimated by CNG based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2012	2013	2014	2015	2016 & thereafter
(In Thousands)
Maturities	$5,000	$40,000	$5,000	$-	$100,000

(C)  REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

In July 2009, PURA issued a final decision in the 2009 rate case for CNG.  Subsequent to the issuance of the final decision, CNG appealed the PURA orders to the Connecticut superior court.  The rates established in the 2009 decision, and certain other orders, were stayed by stipulation pending the resolution of the appeal.  In April 2010, the Connecticut superior court ruled in favor of PURA and dismissed the appeal.  CNG appealed the superior court's dismissal to the Connecticut Supreme Court.  On March 24, 2011, CNG and the Office of Consumer Counsel filed a motion with PURA to reopen the CNG rate case for the purposes of reviewing and approving a settlement agreement.  On April 13, 2011, PURA reopened the rate case and then issued a final decision on August 3, 2011.  PURA's final decision approves the settlement agreement, except for minor modifications, including removing the provision that would have combined CNG

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

and The Southern Connecticut Gas Company (SCG), a subsidiary of UIL Holdings, for ratemaking purposes without further PURA approval.  The final decision resolves all pending issues related to the rate case appeals. Among other things, it results in the removal for monitoring purposes of the ten basis point penalty originally imposed at CNG for billing issues which have since been remediated resulting in an authorized ROE of 9.41%.  Additionally, CNG will be allowed to recover carrying charges on the excess interim rate decrease over-credited to customers during the stay of the rate case decisions while on appeal.  Recoverable carrying charges of approximately $0.6 million were recorded in the third quarter of 2011 and are included in “Other Income and (Deductions)” in the Statement of Income.  Monthly recognition of carrying charges will continue until the outstanding surcharge balance, which is being collected during the non-winter months (April – November) through November 2012, is extinguished.  The rate case appeal was withdrawn in September 2011 and the stay is no longer in effect.

Purchased Gas Adjustment Clause

CNG has a purchased gas adjustment clause approved by PURA which enable them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Gas Supply Arrangements

CNG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  CNG operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  CNG contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by CNG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

CNG purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  CNG diversifies its sources of supply by amount purchased and location.  CNG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

CNG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with CNG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2011 are as follows:

(In Thousands)
2012	$53,725
2013	50,275
2014	47,810
2015	39,654
2016	33,530
2017-after	44,801
$269,795

In November 2010, the Tennessee Gas Pipeline Company (Tennessee), the company that operates a pipeline on which CNG holds firm transportation contracts, filed a FERC rate case proposing significant rate increases across their entire system which runs from south Texas through New England.  In December 2010, the FERC issued an order setting the

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Tennessee rate proceeding for hearing and suspended the proposed rate increase until June 1, 2011.  On that date the rates were placed into effect by Tennessee subject to refund to final rates determined through the federal regulatory process.  These rates were nearly double the pre-existing rates for reserving pipeline capacity with Tennessee, but provided for lower variable costs, resulting in a significant net cost increase.  On September 30, 2011, Tennessee made a FERC filing seeking approval of a settlement of the issues in the case reached by the active parties, including FERC staff and CNG.  On December 5, 2011 the FERC approved the settlement which reduced the rate increase effective as of November 1, 2011 and provided for refunds for the period of June 1, 2011 through October 31, 2011.  The settlement did not have an impact on earnings as the cost of gas is included in customer rates through a purchased gas adjustment mechanism in place at CNG.

CNG acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

CNG owns 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  CNG uses the LNG capacity as a winter peaking resource.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries including CNG are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to CNG.  The Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2011, CNG did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2011 totaled $160.7 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing the Company to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(E) INCOME TAXES

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010
		(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$(1,777)	$1,301	$3,652
State	186	558	1,085
Total current	(1,591)	1,859	4,737
Deferred
Federal	8,657	1,559	71
State	701	39	(265)
Total deferred	9,358	1,598	(194)

Investment tax credits	-	-	(194)

Total income tax expense	$7,767	$3,457	$4,349

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

		(Successor)	(Predecessor)
	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,
	2011	2010	2010
	(In Thousands)
Computed tax at federal statutory rate	$9,266	$3,265	$(26,504)
Increases (reductions) resulting from:
Depreciation and amortization not normalized	(6)	(111)	1,379
Investment tax credit amortization	-	-	(194)
Removal costs	(492)	(79)	(483)
Medicare subsidy	(121)	(13)	(97)
Goodwill	-	-	31,623
Tax return and audit adjustments	-	-	(1,165)
Conservation adjustment mechanism	(905)	24	-
State taxes, net of federal benefit	577	388	533
Other items, net	(552)	(17)	(743)

Total income tax expense	$7,767	$3,457	$4,349

Book income before income taxes (1)	$26,475	$9,328	$15,196

Effective income tax rates	29.3%	37.1%	28.6%

(1) The adjustment for goodwill impairment recorded as a result of the sale is not recognized as a taxable expense.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of CNG’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2011 was 29.3%, as compared to 37.1% for the period from November 17, 2010 through December 31, 2010 and 28.6% for the period from January 1, 2010 through November 16, 2010.  The decrease in the 2011 effective book income tax rate was primarily due to an increase in deferred taxes related to bonus depreciation, non-firm margin sharing and pension items. The predecessor 2010 effective tax rate is driven by a goodwill impairment adjustment.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  As a result, during the fourth quarter of 2010 and calendar year 2011, CNG recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar year 2011.

The following table sets forth a reconciliation of the changes in the uncertain income tax positions for the years ended December 31, 2011 and 2010:

	2011	2010
	(In Thousands)
Balance as of January 1,	$-	$2,567
Increases for tax positions related to prior years	-	-
Decrease due to acquisition	-	(2,567)
Balance as of December 31,	$-	$-

CNG is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  CNG’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and CNG determines a separate tax provision for this purpose.  As of December 31, 2011, the tax years 2008, 2009, and 2010 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2011, the tax year 2010 is open and subject to audit for federal income tax purposes.  CNG has been audited through 2005 for federal income taxes.  The statute of limitations in Connecticut has expired for all years through 2007.  The federal returns for 2006 through 2009 are currently under review, the completion of these reviews is anticipated to be completed in 2012.  CNG cannot predict the ultimate outcome of the reviews.

At December 31, 2011, CNG had a net non-current deferred tax asset of $17.1 million.  CNG had current deferred tax assets of $1.5 million at December 31, 2011 and did not have any current deferred tax liabilities at December 31, 2011.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The following table summarizes CNG’s deferred tax assets and liabilities as of December 31, 2011 and 2010:

	2011	2010
	(In Thousands)

Current deferred income tax assets	$1,535	$1,625

Noncurrent deferred income tax liabilities (assets):
Property related	$8,918	$1,280
Accrued removal obligation - regulatory liability	(45,175)	(4,818)
Unfunded future income taxes	(5,340)	1,578
Pension	(4,858)	2,323
Other postretirement benefits	3,056	(5,085)
Deferred natural gas costs	4,347	(689)
Hardship programs	5,056	5,889
Nonfirm margin sharing	4,275	(3,276)
Goodwill amortization	1,342	149
Weather insurance contracts	402	138
Rate case	1,890	2,953
Conservation/environmental	1,793	79
Automatic meter reading	(1,153)	1,260
Other	8,338	12,082
	$(17,109)	$13,863

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2011 and 2010 included on the following lines of the Balance Sheet is as follows:

	2011	2010
	(In Thousands)
Assets:
Deferred and refundable income taxes	$58,061	$15,493
Liabilities:
Deferred income taxes	39,417	27,731
Deferred income taxes – net (asset) liability	$(18,644)	$12,238

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to CNG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  CNG through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  CNG has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2012 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  CNG has a minimum funding requirement for 2012 currently estimated at $12 million.  Depending upon final actuarial calculations, the 2012 contribution may ultimately range between $12 million and $16 million.

Following the acquisition of CNG, UIL Holdings implemented consistent estimation techniques regarding its actuarial assumptions, where appropriate, across the pension and postretirement plans of its operating subsidiaries.  The most significant of such changes was in the estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans.  The estimation technique is based upon the settlement of such liabilities as of December 31, 2011 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  UIL Holdings believes such a change results in an estimate of the discount rate that more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years. It results in cash flows which closely match the expected payments to participants.

As a result of the change described above, CNG is utilizing a discount rate of 5.30% as of December 31, 2011 for all of its qualified pension plans, compared 5.00% in 2010.  The discount rate for non-qualified pension plans as of December 31, 2011 was 5.05% compared to 5.15% in 2010. The December 31, 2011 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $0.6 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $1.6 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

benefits plans, the 2011 other postretirement benefits plan expenses would have increased or decreased inversely by zero.

Pension Plans

CNG has multiple qualified pension plans covering substantially all of their union and management employees.  They also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, CNG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers and directors of CNG.

Other Postretirement Benefits Plans

CNG has a plan providing other postretirement benefits for substantially all of its employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union. Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for participants hired after 1993, union employees hired after December 1, 2009 are not eligible for these benefits.  As such, OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts.  CNG did not make any contributions to these plans in 2011, nor does it currently plan to make a contribution in 2012.

Purchase Accounting and Other Accounting Matters

In accordance with ASC 805, when an entity that sponsors a single-employer defined benefit plan or postretirement plan is purchased, the purchaser must assign part of the purchase price to a liability if the projected benefit obligation exceeds plan assets.  The measurement of such liability eliminates any existing unrecognized components which are charged to accumulated other comprehensive income (AOCI).  As of December 31, 2010, as a result of the application of purchase accounting to CNG’s pension and other postretirement benefits plans, CNG recognized $100.3 million in previously unrecognized losses and prior service costs related to these plans.  For regulatory purposes, the amortization of these unrecognized amounts has historically been recovered in rates as a component of pension and postretirement expenses.  As such, CNG has recorded a regulatory asset to reflect future recovery of these costs.

Exclusive of the purchase accounting described above, ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  CNG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items are recoverable through the ratemaking process in future periods.  As of December 31, 2011 and 2010, CNG has recorded regulatory liabilities of $19.0 million and $20.8 million, respectively.

In accordance with ASC 715, CNG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  CNG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

line basis over the average remaining service period of participants expected to receive benefits.  CNG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, CNG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of CNG’s pension and other postretirement plans as of December 31, 2011 and 2010.  Plan assets and obligations have been measured as of December 31, 2011 and 2010.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

				Other Post-Retirement
	Pension Benefits			Benefits
			(Predecessor)			(Predecessor)
	Year Ended	November 17, to	January 1, to	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,	December 31,	December 31,	November 16,
	2011	2010	2010	2011	2010	2010
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$196,535	$205,694	$188,284	$27,426	$27,823	$32,060
Service cost	2,999	336	3,106	345	42	282
Interest cost	10,343	860	9,963	1,357	173	1,373
Participant contributions	-	-	-	1,222	353	1,063
Transfer due to sale of CNG	-	-	-	-	55	(1,098)
Actuarial (gain) loss	(7,018)	(9,641)	11,954	(653)	(654)	(2,597)
Benefits paid (including expenses)	(8,753)	(714)	(7,613)	(3,028)	(366)	(3,260)
Benefit obligation at end of year	$194,106	$196,535	$205,694	$26,669	$27,426	$27,823

Change in Plan Assets:
Fair value of plan assets at beginning of year	$134,583	$123,804	$125,509	$9,912	$9,948	$9,989
Actual return on plan assets	2,145	11,493	3,408	(34)	(37)	792
Employer contributions	11,704	-	2,500	-	14	1,364
Participant contributions	-	-	-	1,222	353	1,063
Benefits paid (including expenses)	(8,770)	(714)	(7,613)	(1,696)	(366)	(3,260)
Fair value of plan assets at end of year	$139,662	$134,583	$123,804	$9,404	$9,912	$9,948

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$54,444	$61,952	$81,890	$17,265	$17,514	$17,875

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2011	2010	2011	2010
Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$58	$-	$-	$-
Non-current liabilities	$54,386	$61,952	$17,265	$17,514

Amounts Recognized as a Regulatory Asset consist of:
Prior service cost	$17	$-	$-	$-
Net (gain) loss	(18,403)	(20,216)	(582)	(544)
Total recognized as a regulatory asset	$(18,386)	$(20,216)	$(582)	$(544)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$194,106	$196,535	N/A	N/A
Accumulated benefit obligation	$181,041	$183,038	N/A	N/A
Fair value of plan assets	$139,663	$134,583	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.30%	5.00%	N/A	N/A
Discount rate (Non-Qualified Plans)	5.05%	5.15%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	5.05%	5.15%
Average wage increase	3.50%	4.00%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	8.00%	7.80%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	4.50%

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits			Other Post-Retirement Benefits
			(Predecessor)			(Predecessor)
	Year Ended	November 17, to	January 1, to	Year Ended	November 17, to	January 1, to
	December 31,	December 31,	November 16,	December 31,	December 31,	November 16,
	2011	2010	2010	2011	2010	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$2,999	$336	$3,106	$345	$43	$282
Interest cost	10,343	860	9,963	1,357	173	1,373
Expected return on plan assets	(10,981)	(874)	(11,478)	(581)	(73)	(512)
Amortization of:
Prior service costs	-	-	193	-	-	(32)
Transition obligation (asset)	-	-	-	-	-	-
Actuarial (gain) loss	-	-	4,309	-	-	(180)
Net periodic benefit cost	$2,361	$322	$6,093	$1,121	$143	$931

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$1,857	$(20,216)	$19,964	$(39)	$(544)	(2,462)
Amortization of:
Prior service costs	-	-	(193)	-	-	180
Transition obligation (asset)	17	-	(15,485)	-	-	-
Actuarial (gain) loss	-	-	(4,286)	-	-	32
Total recognized as regulatory asset	$1,874	$(20,216)	$-	$(39)	$(544)	$(2,250)

Total recognized in net periodic benefit costs and regulatory asset	$4,235	$(19,894)	$6,093	$1,082	$(401)	$(1,319)

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2011	2010	2011	2010

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of prior service cost	$4	$-	$-	$-
Amortization of net (gain) loss	(887)	-	(58)	-
Total estimated amortizations	$(883)	$-	$(58)	$-

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.15-5.30%	5.80%	5.15%	5.80%
Average wage increase	3.50%	4.00%	N/A	N/A
Return on plan assets	8.50%	8.75%	5.86%	5.89%
Health care trend rate (current year)	N/A	N/A	7.80%	7.80%
Health care trend rate (2019 forward)	N/A	N/A	4.50%	4.50%

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$(9)	$7
Accumulated post-retirement benefit obligation	$(60)	$33

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits	Other Post-Retirement Benefits
	(In Thousands)
2012	$9,047	$2,125
2013	$9,541	$2,152
2014	$10,041	$2,169
2015	$10,454	$2,174
2016	$10,910	$2,132
2017-2021	$61,404	$9,762

401(k)

CNG has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

CNG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings. Costs of the services that are allocated amongst CNG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2011 and 2010, the Balance Sheet reflects inter-company payables of $1.9 million and $1.0 million, respectively.

Dividends/Capital Contributions

For the year ended December 31, 2011 and for the period from November 17 to December 31, 2010, CNG accrued dividends to UIL Holdings of $60.0 million and zero, respectively.  For the period from January 1 to November 16, 2010, CNG accrued dividends to its former parent, Iberdrola USA, Inc., of $11.0 million.

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities.  The future minimum lease payments under these operating leases are estimated to be as follows:

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(In Thousands)
2012	$534
2013	355
2014	182
2015	182
2016	345
2017-after	1,746
$3,344

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances and climate change, CNG may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not currently determinable.  Environmental damage claims may also arise from the operations of CNG.  Significant environmental issues known to CNG at this time are described below.

Site Decontamination, Demolition and Remediation Costs

CNG owns or has previously owned property where Manufactured Gas Plants (MGPs) historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  CNG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2011.  In the past, CNG has received approval for the recovery of MGP-related remediation expenses from customers through rates and they will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

A property located on Columbus Boulevard in Hartford, CT is the former Operations Center and Corporate Headquarters of CNG.  The property is also a former MGP site.  Costs associated with the remediation of the site could be significant, but cannot be estimated at this time, and will be subject to a review by PURA as to whether these costs are recoverable in rates.  CNG cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2011, no liability related to this claim has been recorded.

(K) FAIR VALUE MEASUREMENTS

CNG utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  CNG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth CNG’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)
Assets:
Derivative assets	$-	$-	$1,487	$1,487
Noncurrent investments available for sale	$1,339	$-	$-	1,339
	$1,339	$-	$1,487	$2,826

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)
Assets:
Derivative assets	$-	$-	$353	$353
Noncurrent investments available for sale	1,920	-	-	1,920
	$1,920	$-	$353	$2,273

The derivative assets represent the fair value of the weather insurance contracts.  See Note (A), “Statement of Accounting Policies” for a discussion of the weather insurance contracts.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2011 and 2010.

Year Ended
December 31, 2011
(In Thousands)
Net derivative assets/(liabilities), December 31, 2010	$353
Unrealized gains and (losses), net
Included in earnings	1,104
Included in other comprehensive income	30
Net derivative assets/(liabilities), December 31, 2011	$1,487

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2011	$1,134

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Year Ended
December 31, 2010
(In Thousands)
(Predecessor)
Net derivative assets/(liabilities), December 31, 2009	$734
Unrealized gains and (losses), net
Included in earnings	(8)
Included in other comprehensive income	2,568
Transfers into Level 3	(2,864)
Net derivative assets/(liabilities), November 16, 2010	$430

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of November 16, 2010	$(304)

(Successor)
Net derivative assets/(liabilities), November 17, 2010	$430
Unrealized gains and (losses), net
Included in earnings	(94)
Included in other comprehensive income	17
Net derivative assets/(liabilities), December 31, 2010	$353

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2010	$(77)

The following tables set forth the fair values of CNG’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)

Pension assets
Cash and cash equivalents	$6,915	$-	$-	$6,915
Mutual funds	-	132,747		132,747
	6,915	132,747	-	139,662
OPEB assets
Mutual funds	9,404	-	-	9,404
	9,404	-	-	9,404

Fair value of plan assets, December 31, 2011	$16,319	$132,747	$-	$149,066

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)

Pension assets
Mutual funds	$134,583	$-	$-	$134,583
	134,583	-	-	134,583
OPEB assets
Mutual funds	9,912	-	-	9,912
	9,912	-	-	9,912

Fair value of plan assets, December 31, 2010	$144,495	$-	$-	$144,495

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2011 and 2010, in the active markets for the various funds within which the assets are held.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

(N) ACQUISITION

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) of Connecticut Natural Gas from Iberdrola USA, Inc.  CNG contributed $348.6 million in operating revenues and $18.7 million in net income to UIL Holdings’ results of operations for the year ended December 31, 2011.  CNG contributed $64.2 million in operating revenues and $5.9 million in net income to UIL Holdings’ 2010 results of operations for the post-acquisition period of 45 days from November 17, 2010 to December 31, 2010.

Taking into account the final indebtedness and working capital adjustment for CNG of $4.2 million in May 2011, the net purchase price amounted to $384.8 million.  CNG accounted for the Acquisition in accordance with ASC 805 “Business Combinations,” whereby the purchase price paid was allocated to tangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date of the Acquisition.  UIL Holdings determined that the

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

 historical book value of the assets and liabilities of CNG approximates their fair value given the regulation under which they operate in the states of Connecticut.

 The following table summarizes the allocation of the purchase price:

Amount
(In Millions)

Total indentifiable net assets	$305.5
Goodwill	79.3
Total purchase price, net	$384.8

Goodwill is calculated as the excess of the purchase price over the value of the net assets acquired and the contributing factors to the amount recorded included expected future cash flows, potential operational synergies, the utilization of technology, and cost savings opportunities in the delivery of certain shared administrative and other services.  As of December 31, 2011, CNG’s goodwill is $79.3 million, a decrease of $35.7 million compared to the December 31, 2010 balance.  The decrease was primarily attributable to $35.3 million of adjustments to the values of the assets and liabilities recognized in the Acquisition as a result of the finalization of the allocation of the consideration transferred, which UIL Holdings had up to one year from the date of the Acquisition to finalize under business combination accounting guidance.  Such adjustments were primarily related to changes in deferred income tax balances which resulted from the finalization of certain income tax filings required to be included with UIL Holdings’ 2010 federal income tax return as a result of the Acquisition.